Exhibit 99.1

        Glacier Bancorp, Inc. Earnings for Quarter Ended March 31, 2004
                           Five-For-Four Stock Split

     NOTE - All per share amounts for 2004 and 2003 have been restated to reflect the effects of the five-for-four stock split declared.

     HIGHLIGHTS:

     * Earnings for quarter a record $10.610 million, up 20 percent from last year's quarter.

     * Diluted earnings per share of $.43, up 19 percent from last year's quarter.

     * Loans outstanding increased $178 million, or 14 percent, over a year ago.

     * Non-interest bearing deposits increased $59 million, or 19 percent, over last year.

     *  Issued Trust Preferred securities of $45 million.

     * Cash dividend of $.17 declared; which is an increase of $.04, or 31 percent over the $.13 for the same quarter last year.

     * Five-for-four stock split approved by board of directors at April 28 meeting.

     *  Branch acquisition in Ione, Washington announced.

    KALISPELL, Mont., April 28 /PRNewswire-FirstCall/ --


     Earnings Summary

     (Unaudited - $ in thousands,           Three months
      except per share data)              ended March 31,
                                         2004          2003
     Net earnings                     $10,610        $8,848
     Diluted earnings per share         $0.43         $0.36
     Return on average assets           1.55%         1.58%
     Return on average equity          17.28%        16.41%



    Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $10.610 million which is an increase of $1.762 million, or 20 percent, over the $8.848 million for the first quarter of 2003. Diluted earnings per share of $.43, is an increase of 19 percent over the per share earnings of $.36 for the same quarter of 2003. "The first quarter was a good start to 2004," said Mick Blodnick, President and Chief Executive Officer. "All seven of our banks exceeded their earnings targets. Hopefully we can maintain this momentum through the rest of the year."

    Return on average assets and return on average equity for the quarter were
1.55 percent and 17.28 percent, respectively, which compares with prior year returns of 1.58 percent and 16.41 percent.



     Assets (Unaudited -           March 31,
      $ in thousands)         2004          2003        $ change   % change

     Cash on hand and in
      banks                  $53,213       $71,092     $(17,879)      -25%
     Investment securities
      and interest bearing
      deposits             1,184,959       843,408      341,551        40%
     Loans:
       Real estate           316,227       323,311       (7,084)       -2%
       Commercial            873,743       704,751      168,992        24%
       Consumer              300,743       284,804       15,939         6%
         Total loans       1,490,713     1,312,866      177,847        14%
       Allowance for
        loan losses          (24,569)     (21,627)       (2,942)       14%
         Total loans net
          of allowance
          for loan losses  1,466,144     1,291,239      174,905        14%
     Other assets            124,725       116,767        7,958         7%
       Total Assets       $2,829,041    $2,322,506     $506,535        22%



    At March 31, 2004 total assets were $2.829 billion which is $507 million greater than the March 31, 2003 assets of $2.323 billion, an increase of 22 percent. In addition to the internal growth, the third quarter 2003 Pend Oreille Bank (POB) acquisition added $66 million to the asset base.

    Total loans have increased $178 million from March 31, 2003, of which $50 million was from the POB acquisition. Commercial loans have increased $169 million, or 24 percent, and continue to be the focus of our lending. Real estate loan volume was at record levels through much of 2003, with $805 million originated for the year, up from $588 million in 2002. The majority of the real estate loan production was sold with loans held in the loan portfolio increasing by only $14 million. Loans held for sale declined $21 million from the March 31, 2003 total resulting in a net reduction of $7 million in real estate loan balances at March 31, 2004. Consumer loans have increased $16 million resulting from increases in home equity loans. Home-equity loans continue to be the primary source of our consumer loan originations and have increased approximately $28 million from a year ago. "Loan growth has been a top priority for us this past year," said Blodnick. "We continue to operate in good markets that have demonstrated solid and consistent growth. This growth has created opportunities for us to increase our loan portfolio. Our banks have done a good job of taking advantage of these strong markets."

    Investment securities, including interest bearing deposits in other financial institutions, have increased $342 million from March 31, 2003. Additional investments were made to utilize funding liquidity that exceeded loan growth opportunities, and to capture the value of the spread between short term funding rates and the rate on two-to-five year maturity assets.



     Liabilities (Unaudited -        March 31,
      $ in thousands)            2004         2003      $ change   % change

     Non-interest bearing
      deposits                 $366,277     $307,659     $58,618       19%
     Interest-bearing
      deposits                1,225,169    1,168,443      56,726        5%
     Advances from
      Federal Home Loan
      Bank                      801,679      500,425     301,254       60%
     Securities sold
      under agreements to
      repurchase and
      other borrowed funds       68,575       61,875       6,700       11%
     Other liabilities           34,440       29,326       5,114       17%
     Subordinated debentures     80,000       35,000      45,000      129%
       Total liabilities     $2,576,140   $2,102,728    $473,412       23%



    Total deposits have increased $115 million from the March 31, 2003 balances of which $59 million came with the POB acquisition. There was an increase of $59 million, or 19 percent, in non-interest bearing deposits. This growth in low cost stable funding gives us increased flexibility in managing our asset mix. Interest-bearing deposits are up $57 million, or 5 percent, of which $49 million was added by the POB acquisition. Federal Home Loan Bank advances have also increased $301 million as we continue to take advantage of the flexibility of that funding source in this current period of low interest rates. On March 24, 2004 subordinated debentures in the form of trust preferred securities of $45 million, with an interest rate of 5.79 percent, were issued by the Company. The proceeds will be used for general corporate purposes.



     Stockholders' equity
     (Unaudited - $ in thousands
      except per share data)          March 31,
                                 2004         2003     $ change   % change

     Common equity             $240,730     $210,979     $29,751       14%
     Net unrealized gain
      on securities              12,171        8,799       3,372       38%
       Total stockholders'
        equity                 $252,901     $219,778     $33,123       15%

     Stockholders' equity to
      total assets                8.94%        9.46%
     Tangible equity to
      total assets                7.55%        7.89%
     Book value per
      common share               $10.34        $9.14       $1.20       13%
     Tangible book value
      per common share            $8.60        $7.49       $1.11       15%
     Market price per share
      at end of quarter          $25.80       $19.46       $6.34       33%



    Total equity and book value per share amounts have increased substantially from the prior year, primarily the result of earnings retention, and stock options exercised. Net unrealized gains on securities increased $3.4 million from a year ago primarily the result of intermediate term interest rate changes.


    Operating Results for Three Months Ended March 31, 2004 Compared to March 31, 2003

    Operating results for the three months ended March 31, 2004 include amounts related to the operation of the three branches from the POB acquisition as of July 15, 2003.



     Revenue summary
     (Unaudited -
      $ in thousands)                   Three months ended March 31,
                                 2004         2003      $ change  % change

     Net interest income        $26,389      $21,832      $4,557       21%

     Fees and other revenue:
       Service charges, loan
        fees, and other fees      5,092        4,619         473       10%
      Gain on sale of loans       1,771        2,271        (500)     -22%
      Gain on sale of
       investments, net of
       impairment charge             --         (437)        437     -100%
      Other income                  548          560         (12)      -2%
        Total non-interest
         income                   7,411        7,013         398        6%
      Total revenue             $33,800      $28,845      $4,955       17%

     Tax equivalent net
      interest margin             4.29%        4.35%


    Net Interest Income

    Net interest income for the quarter increased $4.557 million, or 21 percent, over the same period in 2003. Total interest income was $3.403 million, or 11 percent higher than the same quarter in 2003, while total interest expense was $1.154 million or 11 percent lower. The decrease in interest expense is partly attributed to the increase in non-interest bearing deposits which reduced the need to borrow funds. The net interest margin as a percentage of earning assets, on a tax equivalent basis, decreased from 4.35 percent for the 2003 quarter to 4.29 percent for the first quarter of 2004. The net interest margin increased from the 4.17 percent for the fourth quarter of 2003 and was higher than any of the last three quarters of 2003. Premium amortization on mortgage related investments for the current quarter was $2.553 million, down from the $3.884 million during the fourth quarter of 2003, and approximately the same level as last year's quarter. Mortgage security prepayments have slowed resulting in less amortization expense allowing our net interest margin to stabilize. We continue to deploy a strategy of investing in short term securities that carry lower current yields. We believe it is inappropriate in this rate environment to extend maturities in order to achieve higher yields.


    Non-interest Income

    Fee income increased 10 percent over the same period last year, driven primarily by an increased number of loan and deposit accounts. Gain on sale of loans decreased $500 thousand from the first quarter of last year and $163 thousand from the fourth quarter of 2003, reflecting the reduced mortgage loan refinancing activity. Other income, which includes a variety of activities, was $12 thousand lower than the prior year's quarter. In the first quarter of 2003 a valuation impairment charge of $454 thousand, due to rapid prepayment of mortgage-backed securities, was netted against a $17 thousand gain on sale of investments and recorded as a net loss on sale of investments. There were no realized gains or losses on investments in the first quarter of 2004.



     Non-interest expense summary
     (Unaudited - $ in thousands)        Three months ended March 31,
                                 2004          2003     $ change   % change
     Compensation and employee
      benefits                   $9,806       $7,979      $1,827       23%
     Occupancy and equipment
      expense                     2,631        2,435         196        8%
     Outsourced data processing     413          562        (149)     -27%
     Core deposit intangibles
      amortization                  294          338         (44)     -13%
     Other expenses               4,282        3,569         713       20%
       Total non-interest
        expense                 $17,426      $14,883      $2,543       17%


    Non-interest Expense

    Non-interest expense increased by $2.543 million, or 17 percent, from the same quarter of 2003. Current year includes expenses of the three branches from the POB acquisition, two additional branches in Boise, Idaho, and a new branch in downtown Bozeman, one of the fastest growing cities in Montana. Compensation and benefit expense increased $1.827 million, or 23 percent from the first quarter of 2003 with the additional bank branches, and normal compensation increases for job performance, accounting for the majority of the increase. Outsourced data processing expense decreased by $149 thousand, the result of bringing the core processing for all subsidiaries onto our in-house data system. Other expenses increased $713 thousand, or 20 percent, primarily from start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, additional advertising expense, and costs associated with the new branch offices. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 52 percent for the 2004 quarter the same as the 2003 quarter.



     Credit quality information      March 31,    December 31,   March 31,
     (Unaudited - $ in thousands)      2004           2003          2003

     Allowance for loan losses        $24,569        $23,990      $21,627

     Non-performing assets             11,641         13,068       10,026

     Allowance as a percentage of
      non performing assets              211%           184%         216%

     Non-performing assets as a
      percentage of total assets        0.42%          0.48%        0.43%

     Allowance as a percentage
      of total loans                    1.65%          1.65%        1.65%

     Net charge-offs as a
      percentage of loans              0.017%         0.118%       0.012%


    Allowance for Loan Loss and Non-Performing Assets

    Non-performing assets as a percentage of total assets at March 31, 2004 were at .42 percent, a decrease from .43 percent at March 31, 2003 and from 48 percent at December 31, 2003. This compares to the Peer Group average of 62 percent at December 31, 2003, the most recent information available. The allowance for loan losses was 211 percent of non-performing assets at March 31, 2004, compared to 216 percent a year ago. The allowance has increased $2.942 million, or 14 percent, from a year ago to $24.569 million, remaining at 1.65 percent of total loans outstanding. The first quarter provision for loan losses was $830 thousand, a decrease of $11 thousand from the same quarter in 2003.


    Cash dividend

    On March 10, 2004 the board of directors declared a cash dividend of $.17 payable April 22, 2004 to shareholders of record on April 13, 2004. This was a $.04 increase from the same quarter of the prior year's dividend of $.13 in 2003, or a 31 percent increase.


    Stock dividend

    At today's meeting of the board of directors a five-for-four stock split payable May 20, 2004 to owners of record on May 11, 2004 was authorized. Fractional shares will be paid by the Company in cash. The stock split increases the number of shares outstanding as of March 31, 2004, by 25 percent or 4,890,141 shares, resulting in total shares outstanding of 24,450,706.


    Branch purchase agreement

    On April 1, 2004 the Company Subsidiary Mountain West Bank announced an agreement to acquire the Ione, Washington branch of American West Bank. This branch is in the vicinity of the Mountain West branch in Newport, Washington which was acquired in 2003.


    Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, and Mountain West Bank located in Idaho with two branches in Utah and one in Washington.


    Visit our website at www.glacierbancorp.com


                              GLACIER BANCORP, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

    (Unaudited - $ in thousands except
     per share data)                               March 31,      March 31,
                                                     2004           2003
    Assets:
      Cash on hand and in banks                      $53,213         71,092
      Interest bearing cash deposits                  27,432         15,536
        Cash and cash equivalents                     80,645         86,628

      Investment securities, available-for-sale    1,109,585        783,897
      Federal Home Loan Bank of Seattle stock,
       at cost                                        42,113         38,922
      Federal Reserve Bank stock, at cost              5,829          5,053
      Net loans receivable                         1,449,535      1,253,730
      Loans held for sale                             16,609         37,509
      Premises and equipment, net                     52,936         48,436
      Real estate and other assets owned                 516          1,077
      Accrued interest receivable                     14,187         12,403
      Core deposit intangible, net                     5,571          6,484
      Goodwill, net                                   36,951         33,189
      Other assets                                    14,564         15,178
                                                  $2,829,041      2,322,506

    Liabilities and stockholders' equity:
      Non-interest bearing deposits                 $366,277        307,659
      Interest bearing deposits                    1,225,169      1,168,443
      Advances from Federal Home Loan Bank
       of Seattle                                    801,679        500,425
      Securities sold under agreements to
       repurchase                                     63,453         59,518
      Other borrowed funds                             5,122          2,357
      Accrued interest payable                         5,080          5,425
      Current income taxes                             5,661          3,818
      Deferred taxes                                  10,983          7,839
      Subordinated debentures                         80,000         35,000
      Other liabilities                               12,716         12,244
        Total liabilities                          2,576,140      2,102,728

      Preferred shares, 1,000,000 shares
       authorized.
        None outstanding                                  --             --
      Common stock, $.01 par value per share.
       50,000,000 shares authorized                      245            241
      Paid-in capital                                225,597        220,078
      Retained earnings (deficit) - substantially
       restricted                                     14,888         (9,340)
      Accumulated other comprehensive income          12,171          8,799
        Total stockholders' equity                   252,901        219,778
                                                  $2,829,041      2,322,506
      Number of shares outstanding                24,450,706     24,056,473
      Book value of equity per share                   10.34           9.14
      Tangible book value per share                     8.60           7.49



                              GLACIER BANCORP, INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS

     (Unaudited - $ in thousands
      except per share data)
     Three months ended March 31,
                                                      2004           2003
    Interest income:
      Real estate loans                               $5,281          6,252
      Commercial loans                                13,223         11,617
      Consumer and other loans                         4,836          5,102
      Investment securities and other                 12,125          9,091
        Total interest income                         35,465         32,062

    Interest expense:
      Deposits                                         3,483          4,947
      FHLB Advances                                    4,445          4,212
      Securities sold under agreements
       to repurchase                                     157            158
      Subordinated debentures                            962            904
      Other borrowed funds                                29              9
        Total interest expense                         9,076         10,230

    Net interest income                               26,389         21,832
      Provision for loan losses                          830            841
    Net Interest income after provision
     for loan losses                                  25,559         20,991

    Non-interest income:
      Service charges and other fees                   4,073          3,589
      Miscellaneous loan fees and charges              1,019          1,030
      Gain on sale of loans                            1,771          2,271
      Gain on sale of investments, net                    --           (437)
      Other income                                       548            560
        Total fees and other income                    7,411          7,013
    Non-interest expense:
      Compensation, employee benefits and
       related expenses                                9,806          7,979
      Occupancy and equipment expense                  2,631          2,435
      Outsourced data processing expense                 413            562
      Core deposit intangibles amortization              294            338
      Other expenses                                   4,282          3,569
        Total non-interest expense                    17,426         14,883
    Earnings before income taxes                      15,544         13,121

    Federal and state income tax expense               4,934          4,273
    Net earnings                                     $10,610          8,848

    Basic earnings per share                            0.44           0.37
    Diluted earnings per share                          0.43           0.36
    Dividends declared per share                        0.17           0.13
    Return on average assets (annualized)              1.55%          1.58%
    Return on average equity (annualized)             17.28%         16.41%
    Return on tangible average equity
     (annualized)                                     20.89%         20.08%
    Average outstanding shares - basic            24,346,473     23,943,456
    Average outstanding shares - diluted          24,768,669     24,272,608



SOURCE  Glacier Bancorp, Inc.
    -0-                             04/28/2004
    /CONTACT: Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
    /Web site:  http://www.glacierbancorp.com/
    (GBCI)

CO:  Glacier Bancorp, Inc.
ST:  Montana, Washington
IN:  FIN
SU:  ERN STS DIV